RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              DIRECTPLACEMENT, INC.
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                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                              DIRECTPLACEMENT, INC.


            FIRST: The name of the corporation shall be DirectPlacement, Inc. (hereinafter, the "Corporation").

            SECOND: The address of the registered office of the Corporation in the State of Delaware shall be at 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name and address of the Corporation's registered agent in the State of Delaware at such address is Corporation Service Company.

            THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: This Corporation is authorized to issue two classes of shares. The first class of shares shall be common voting shares and the total number of common shares which this corporation shall be authorized to issue is Eighty Million (80,000,000), with a par value of $0.0001 per share. The second class of shares shall be preferred shares and the total number of preferred shares which this Corporation shall be authorized to issue is Ten Million (10,000,000), with a par value of $0.0001 per share.

            The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the General Corporation Law of Delaware, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those shares of the series of the same class

            FIFTH: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation. Following are the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successor are elected and qualify: Brian
M. Overstreet, 3655 Nobel Drive, Suite 540, San Diego, California 92122.

            SIXTH: The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.
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            SEVENTH: No director shall have personal liability to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

            EIGHTH: Elections of directors need not be by written ballot unless the By-laws of this corporation so provide.

            IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of November 2001.


                                                      /s/ Brian M. Overstreet
                                                      ------------------------
                                                      Brian M. Overstreet
                                                      President and
                                                      Chief Executive Officer